Exhibit 23.6

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 2 on Form S-3 to Form S-1 Registration Statement No. 333-204906 and related Prospectus of Shell Midstream Partners, L.P. for the registration of 7,692,308 common units representing limited partner interests and to the incorporation by reference therein of our report dated March 28, 2014, with respect to the financial statements of Bengal Pipeline Company LLC included in Shell Midstream Partners, L.P.’s Current Report on Form 8-K dated July 17, 2015, filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

January 8, 2016